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Weyerhaeuser Reports Third Quarter Results

FEDERAL WAY, Wash. (Oct 26, 2012) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $117 million, or 22 cents per diluted share, for the third quarter. This compares with net earnings of $157 million, or 29 cents per diluted share, and net earnings before special items of $66 million, or 12 cents per diluted share, for the same period last year. Net sales for the third quarter of 2012 totaled $1.8 billion, compared with net sales from continuing operations of $1.6 billion for the third quarter of 2011.

"This month the Board of Directors increased our quarterly dividend by 13 percent to 17 cents per share," said Dan Fulton, president and chief executive officer. "As our third quarter performance indicates, the operational improvements within our businesses are demonstrating clear results, and we are capitalizing on an improving housing market to the benefit of our shareholders."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2012	2012		2011
(millions, except per share data)	2Q	3Q		3Q
Net sales from continuing operations	$1,793	$1,772		$1,569

Net earnings	$84	$117		$157	(1)
Weighted average shares outstanding, diluted	540	542		540
Earnings per diluted share	$0.16	$0.22		$0.29	(1)

Net earnings before special items	$47	$117		$66
Earnings per diluted share before special items	$0.09	$0.22		$0.12

Net cash from operations	$267	$122		$117
Net change in cash and cash equivalents	$133	($253)	(2)	$90
Cash and cash equivalents at end of period	$861	$608		$971

(1) The third quarter of 2011 included net earnings of $24 million from discontinued operations, or $0.04 per diluted share, on net sales of $83 million. Discontinued operations include Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses, which were sold in the third quarter of 2011.

(2) Net change in cash and cash equivalents for the third quarter of 2012 includes $181 million for debt repayment and a $97 million payment on a note related to a timber monetization undertaken in 2002. Weyerhaeuser expects to receive cash of approximately $110 million when the related financial investment matures in the fourth quarter of 2012.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2012	3Q 2012	Change
Net sales	$262	$267	$5
Contribution to pre-tax earnings	$77	$80	$3
3Q 2012 Performance - The segment's earnings improved $3 million compared with the second quarter. Earnings from disposition of non-strategic timberlands increased $18 million. This was mostly offset by lower domestic selling prices for Western logs, and reduced export log realizations due to mix. Western fee harvest volumes declined slightly, and road costs increased seasonally. In the South, average selling prices for logs improved slightly compared with the second quarter, and fee harvest volumes were slightly higher.

4Q 2012 Outlook - Weyerhaeuser expects comparable earnings from the Timberlands segment in the fourth quarter. The company expects seasonally higher fee harvest volumes and slightly improved selling prices for Western logs in export and domestic markets, offset by increased silviculture costs.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2012	3Q 2012	Change
Net sales	$776	$816	$40
Contribution to pre-tax earnings before special items	$30	$59	$29
Pre-tax special items	6	—	(6)
GAAP contribution to pre-tax earnings	$36	$59	$23
3Q 2012 Performance - The segment's earnings before special items improved $29 million compared with the second quarter due to strong markets and effective execution of performance improvement initiatives. Sales realizations were higher across nearly all product lines, most significantly in oriented strand board, which increased 25 percent. Sales volumes for engineered wood products increased, and volumes for lumber and oriented strand board declined slightly.
4Q 2012 Outlook - Weyerhaeuser anticipates lower earnings from the Wood Products segment in the fourth quarter due to seasonal declines in pricing and demand for most products.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2012	3Q 2012	Change
Net sales	$459	$459	$0
Contribution to pre-tax earnings	$36	$78	$42
3Q 2012 Performance - The segment's earnings improved $42 million compared with the second quarter due to significantly lower maintenance costs, increased production and strong operating performance. Average pulp prices were flat. The segment completed one scheduled annual maintenance outage in the third quarter, compared with two in the second quarter.
4Q 2012 Outlook - Weyerhaeuser expects earnings from the Cellulose Fibers segment to be comparable to the third quarter. The company anticipates lower selling prices for fluff pulp, offset by increased sales volumes and slightly lower maintenance expense.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	2Q 2012	3Q 2012	Change
Net sales	$296	$230	($66)
Contribution to pre-tax earnings	$15	$17	$2
3Q 2012 Performance - The segment's earnings improved $2 million. Third quarter included earnings of $17 million from single-family homebuilding, compared with $3 million from single-family homebuilding and $12 million from sale of land and lots in the second quarter. Home closings increased seasonally to 615 single-family homes, and average margins on homes closed were substantially higher due to mix.
At the end of the third quarter the backlog of homes sold, but not closed, totaled 1,055 units, a 74 percent increase compared with one year ago.
4Q 2012 Outlook - Excluding any earnings from potential land sales, Weyerhaeuser expects slightly lower earnings from single-family homebuilding operations in the fourth quarter. The company anticipates a seasonal increase in home closings, lower average margins due to mix and higher selling expenses due to the additional closing volume.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2011, we employed approximately 12,800 employees in 11 countries. We have customers worldwide and generated $6.2 billion in sales from continuing operations in 2011. Our stock trades on the New York Stock exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 26 to discuss third quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 26.
To join the conference call from within North America, dial 877-296-9413 (access code – 41409566) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 41409566). Replays will be available for one week at 800-585-8367 (access code – 41409566) from within North America and at 404-537-3406 (access code – 41409566) from outside North America.
The webcast is available to both institutional and individual investors through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson’s individual investor portal. Institutional investors can access the call via Thomson’s password-protected site at www.streetevents.com.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the fourth quarter of 2012, including slightly improved selling prices and comparable sales volumes for Western logs, increased demand and slightly improved price realizations for export logs, slightly lower Southern log realizations due to mix and a small seasonal increase in fee harvest volume, increased silviculture costs, earnings from non-strategic land sales expected to be flat, and comparable earnings from the Timberlands segment; a seasonal decline in pricing and demand, and lower earnings from the Wood Products segment; lower selling prices for fluff pulp, increased sales volumes, lower maintenance expense, somewhat higher energy costs and comparable earnings from the Cellulose Fibers segment; and a seasonal increase in home closings, lower average margins due to mix, higher selling expenses due to additional volume, and slightly lower earnings from single-family homebuilding operations in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.